                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                           YARDVILLE NATIONAL BANCORP
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                          YARDVILLE NATIONAL BANCORP
                            3111 Quakerbridge Road
                           Trenton, New Jersey 08619




                                                April 1, 1998


To Our Shareholders:


     You are cordially invited to attend the Annual Meeting of Shareholders of Yardville National Bancorp to be held on Tuesday, April 28, 1998 at 10:00 a.m. at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey.

     At this annual meeting of the Company, shareholders will be asked to elect four directors to the Company's Board of Directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

     During the meeting, we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions you may have.

     The Company has scheduled a continental breakfast for shareholders immediately preceding the annual meeting.

     Whether or not you plan to be at the meeting, please be sure to complete, sign and return the proxy card enclosed with this Proxy Statement, so that your shares may be voted in accordance with your wishes.



                                                Very truly yours,





                                                PATRICK M. RYAN, President

                          YARDVILLE NATIONAL BANCORP
                            3111 Quakerbridge Road
                           Trenton, New Jersey 08619


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1998


     Notice is hereby given that the Annual Meeting of Shareholders of Yardville National Bancorp (the "Company") will be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on April 28, 1998 at 10:00 a.m. for the purpose of considering and voting upon the following matters:


     1. The election of the four persons named in the accompanying Proxy Statement to serve as directors of the Company until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.


     2. Such other business as shall properly come before the meeting.


     Shareholders of record at the close of business on March 19, 1998 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the meeting, it is suggested that the enclosed proxy be executed and returned to the Company. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later dated proxy or by delivering a written notice of revocation to the Company at or prior to the meeting.


                                        By Order of the Board of Directors





                                        STEPHEN F. CARMAN, Secretary



April 1, 1998




                  IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY

                          YARDVILLE NATIONAL BANCORP
                            3111 Quakerbridge Road
                           Trenton, New Jersey 08619

                                PROXY STATEMENT
                              DATED APRIL 1, 1998

                      GENERAL PROXY STATEMENT INFORMATION


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Yardville National Bancorp (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting")to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday April 28, 1998, or such later date to which the Annual Meeting may be adjourned or postponed. This Proxy Statement is first being mailed to shareholders on approximately April 1, 1998.


     If a shareholder is participating in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both the shares of the Company's common stock, no par value (the "Common Stock"), held by the shareholder in certificate form and the shares of Common Stock held by the Dividend Reinvestment Plan Administrator in the shareholder's Dividend Reinvestment Plan account. If a proxy is not returned, shares of Common Stock represented by the proxy, including any held under the Dividend Reinvestment Plan, will not be voted.


Outstanding Shares and Voting Rights


     The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is March 19, 1998. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting.


     On the record date 4,944,857 shares of Common Stock (the only class of stock outstanding) were outstanding and all outstanding shares are eligible to be voted at the Annual Meeting. Each share of Common stock is entitled to one vote.


     A plurality of the votes cast is necessary for the election of directors.


     All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the four nominees for director who are named in this Proxy Statement, unless the shareholder specifies a different choice by means of his or her proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their discretion.


     At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person and votes cast by proxy. Under applicable state law and the Company's Restated Certificate of Incorporation and By-Laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote. Where state law or the Company's Restated Certificate of Incorporation or By-Laws require that the matter voted upon be approved by a specified percentage of the outstanding shares, then abstentions and broker non-votes have the same effect as negative votes.


Revocability of Proxies


     Any shareholder giving a proxy has the right to attend and vote at the Annual Meeting in person. A proxy may be revoked prior to the Annual Meeting by a later-dated proxy or by a written revocation sent to Stephen F. Carman, Secretary of the Company, at 4569 South Broad Street, Yardville, New Jersey 08620 (Mailing Address: P.O. Box 8487, Trenton, New Jersey 08650). A proxy may be revoked at the Annual Meeting by filing a later-dated proxy or by filing a written notice of such revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

Solicitation of Proxies

     This proxy solicitation is being made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and employees of the Company or the Company's wholly-owned bank subsidiary, The Yardville National Bank (the "Bank"), who will not be specially compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Company will reimburse such persons for their reasonable expenses incurred in that connection.


                             ELECTION OF DIRECTORS

     The By-Laws and Restated Certificate of Incorporation of the Company provide that the number of directors shall not be less than five or more than twenty five and permits the exact number to be determined from time to time by the Board of Directors. The Board has fixed the number of directors at twelve.

     Pursuant to the Restated Certificate of Incorporation, the directors of the Company are divided into three classes and each class is elected to serve for staggered three year terms.

     Anthony M. Giampetro, Patrick M. Ryan-President and Chief Executive Officer, F. Kevin Tylus and Elbert G. Basolis, Jr., named in Table 1 below, have been nominated for three year terms as directors. The eight directors named in Table II below have terms of office extending beyond the Annual Meeting. If, for any reason, any of the four nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for such substituted nominee as is selected by the Board of Directors. The Board has no reason to believe that any of the named nominees are not available or will not serve if elected.

     The names of the nominees for election and certain information about them and about the directors whose terms extend beyond this Annual Meeting are set forth in the tables below. Years of service on the Board of Directors includes prior service on the Bank's board.


                  Table I -- Nominees for 1998 Annual Meeting



                                                                                        Nominated
Name, Age and                            Principal Occupations             Director     for Term
Position with Company                   During Past Five Years               Since      Expiring
----------------------------   ----------------------------------------   ----------   ----------
Anthony M. Giampetro, 61       Physician, private practice                  1994          2001

Patrick M. Ryan, 53            President and CEO of the Bank and the        1992          2001
President and Chief            Company, October 1992 to present;
Executive Officer              employed by the Bank since
                               November 7, 1991.

F. Kevin Tylus, 43             Vice President/Director for Prudential       1992          2001
                               Health Care Group (July 1995 to
                               present); formerly Vice President and
                               Chief Operating Officer for Eastern
                               Mercy Health System (September 1992
                               to July 1995)

Elbert G. Basolis, Jr., 36     President, CFO and Owner of Aqua             1996          2001
                               Control Inc.; Executive Vice President
                               of Garrison Enterprises, Inc.; Vice
                               President, CFO and owner of South
                               Jersey Wiping Cloth Co.; CFO and
                               owner of Trans Continental Trading

     Table II -- Directors Whose Terms Continue Beyond This Annual Meeting



                                                                                           Nominated
Name, Age and                              Principal Occupations              Director     for Term
Position with Company                     During Past Five Years                Since      Expiring
-----------------------------   ------------------------------------------   ----------   ----------
C. West Ayres, 70               President, Ayres Pontiac-Cadillac              1978          1999
                                Company, Inc. (car sales)

Jay G. Destribats, 63           Chairman of the Board of the Company           1990          1999
Chairman of the Board           and the Bank, Partner, Destribats,
                                Campbell, DeSantis, Magee and
                                O'Donnell (counselors at law)

Gilbert W. Lugossy, 62          Retired April 1997, formerly Member,           1991          1999
                                New Jersey State Parole Board (April
                                1990 to April 1997)

Weldon J. McDaniel, Jr., 71     Technical Assistant -- Engineering,            1986          1999
                                USX Corporation (March 1993 to
                                present); formerly Designer, Orbital
                                Engineering, Inc. (March 1990 to
                                March 1993)

Lorraine Buklad, 62             Funeral Director, President of Buklad          1988          2000
                                Memorial Homes, Hamilton Township
                                and Yardville, New Jersey

Sidney L. Hofing, 63            President and Chief Executive Officer of       1997          2000
                                The Eagle Group, Inc. and Chairman of
                                General Packaging Service, Inc.
                                Trenton, New Jersey

James J. Kelly, 63              Private Consultant, North Brunswick,           1997          2000
                                New Jersey

Louis R. Matlack, 63            Principal, Matlack Mediation, Camden,          1997          2000
                                New Jersey

Board Meetings and Committees, Functions and Attendance

     The Company held eleven meetings of the Board during 1997. The directors of the Company also serve as directors of the Bank. The Board of Directors of the Bank holds regularly scheduled meetings once a month and special meetings as circumstances require. During 1997, the Board of Directors of the Bank held 13 meetings.

     The Board of Directors has a number of committees, including the Audit, Nominating, and Organization and Compensation Committees. The functions of those Committees are set forth below:


Audit

     Chaired by Mr. Lugossy and including Messrs. McDaniel, Jr., Basolis, Jr., Kelly, and Matlack, this committee met six times in 1997. The function of the Audit Committee is to review the general audit plan and report of the independent certified public accountants and recommend to the Board of Directors the appointment of independent certified public accountants. This committee also approves the internal audit and loan review scope, reviews internal audit reports and management's responses to those audits, reviews all examination reports of the regulatory agencies and recommends to the Board any action to be taken in connection therewith.


Organization and Compensation

     Chaired by Mr. Tylus and including Messrs. Destribats, Ryan, Basolis, Jr., and McDaniel, Jr. this committee met two times in 1997. The Organization and Compensation Committee is responsible for assuring an effective and competitive salary structure for the senior management of the Company and Bank. This committee recommends to the Board employment, promotion and annual compensation arrangements for senior management of the Company and Bank.

Nominating

     Chaired by Mr. Destribats and including Ms. Buklad and Messrs. McDaniel, Jr., Ryan, and Ayres, this committee met two times in 1997. The Nominating Committee considers the appropriate size and composition of the Board. This committee also recommends nominees to the Board of Directors for election as Directors.

     During 1997, each director of the Company, except Mr. Tylus, attended at least 75% of the aggregate total number of Board meetings of the Company and committee meetings of the committees of the Board of the Company on which they served.

                                  MANAGEMENT

     The following table sets forth the name and age of each executive officer of the Company and the Bank (excluding Messrs. Ryan and Destribats) and the business experience of these individuals during the past five years. The executive officers are appointed to their respective offices annually.



Name, Age and                            Principal Occupations
Position with Company                    During Past Five Years
--------------------------------------   ---------------------------------------------------------
Stephen F. Carman, 41
 Secretary and Treasurer .............   Secretary and Treasurer of the Company and Executive
                                         Vice President and Chief Financial Officer of the Bank
                                         (December 1992 to present)
James F. Doran, 54
 First Senior Vice President .........   First Senior Vice President and Senior Loan Officer of
                                         the Bank (April 1996 to present); Senior Vice
                                         President of the Bank (January 1994 to April 1996);
                                         Vice President of the Bank (December 1992 to
                                         December 1994).
Frank Durand, III, 47
 Senior Vice President ...............   Senior Vice President and Bank Administrator of the
                                         Bank (February 1995 to present); Senior Vice
                                         President and Branch Administrator (November 1992
                                         to February 1995)
Howard N. Hall, 38
 Senior Vice President ...............   Hired November 1997 as Senior Vice President and
                                         Controller of the Bank. Vice President and Chief
                                         Financial Officer of Commonwealth State Bank (April
                                         1992 to October 1997)
Richard A. Kauffman, 51
 Senior Vice President ...............   Senior Vice President and Chief Technology Officer
                                         (November 1997 to present); Senior Vice President and
                                         Controller of the Bank (March 1995 to October 1997);
                                         Senior Vice President and Auditor of the Bank (April
                                         1991 to March 1995)
Timothy J. Losch, 47
 Executive Vice President ............   Hired June 1997 as Executive Vice President and
                                         Chief Operating Officer. Senior Vice President and
                                         Director of Public Affairs and Governmental Relations
                                         of Corestates Bank NA (February 1997 to May 1997)
Nina Melker, 36
 Senior Vice President ...............   Senior Vice President and Retail Administrator
                                         (January 1998 to present); Vice President and Retail
                                         Administration (February 1995 to January 1998); Vice
                                         President, Commercial Lending (July 1993 to February
                                         1995)
Mary C. O'Donnell, 50
 First Senior Vice President .........   First Senior Vice President and Chief Credit Officer of
                                         the Bank (April 1996 to present); Senior Vice
                                         President of the Bank (September 1992 to April 1996)
Sarah J. Strout, 43
 Senior Vice President ...............   Senior Vice President, Commercial Lending of the
                                         Bank (January 1997 to present), Vice President,
                                         Commercial Lending of the Bank (October 1991 to
                                         January 1997)

           STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS


     The table below sets forth the beneficial ownership of the Company's Common Stock as of March 19, 1998, by each person who is known by the Company to beneficially own 5% or more of the Common Stock, each other director and nominee, the Chief Executive Officer of the Company, the Chairman of the Board and all directors and executive officers of the Company and the Bank as a group. All shares of a named person are deemed to be subject to that person's sole voting and investment power unless otherwise indicated. Shares subject to stock options are included as outstanding shares of Common Stock except to the extent such options are not exercisable within 60 days. Beneficially owned shares reflect the two-for-one stock split effected in the form of a stock dividend declared December 23, 1997. Other than stock options, there are no securities outstanding giving the holders the right to acquire shares of Common Stock. The Chairman of the Board, the Chief Executive Officer and each director and nominee have an address c/o Yardville National Bancorp, 3111 Quakerbridge Road, Trenton, New Jersey 08619.



                                                                   Percent
Name of Beneficial                    Number of Shares            of Common
Owner                              Beneficially Owned (1)           Stock
---------------------------   --------------------------------   ----------
Directors:
C. West Ayres                               76,768(2)             1.55%
Elbert G. Basolis, Jr.                      18,406(3)               *
Lorraine Buklad                            126,356(4)             2.55%
Jay G. Destribats                           52,632(5)             1.06%
Anthony M. Giampetro M.D.                   68,652(6)             1.39%
Sidney L. Hofing                            50,669(7)             1.02%
James J. Kelly                             158,823(8)             3.21%
Gilbert W. Lugossy                          11,003(9)               *
Louis R. Matlack, Ph.D.                     20,448(10)              *
Weldon J. McDaniel, Jr.                      9,000(11)              *
Patrick M. Ryan                            137,050(12)            2.76%
F. Kevin Tylus                              15,200(13)              *
Directors and Executive
 Officers of the Company
 as a group (21 persons)                   831,263(14)           16.53%

* Less than 1%

     (1) The number of beneficially owned shares includes shares over which the named person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (1) voting power, which includes the power to vote, or direct the voting of, such security; or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security.

     (2) Includes 2,100 shares held by Mr. Ayres spouse.

     (3) Includes 4,000 shares held by Aqua Control Inc. and 4,800 shares issuable upon exercise of options held by Mr. Basolis, Jr. under the Company's 1994 Stock Option Plan (the "1994 Plan") (See Director Compensation Arrangements).

     (4) Includes 1,600 shares issuable upon exercise of options held by Ms. Buklad under the 1994 Plan.

     (5) Includes 10,000 shares issuable upon exercise of options held by Mr. Destribats under the Company's 1988 Stock Option Plan (the "1988 Plan") (See Executive Officers' Compensation), 40,000 shares held in the Destribats Family Trust where Mr. Destribats is the Trustee and 280 shares held jointly by Mr. Destribats and his spouse.

     (6) Includes 26,252 shares held in the name of Anthony M, Giampetro, M.D., custodian for Anthony Giampetro, John Giampetro, and Celeste Giampetro, under the Pennsylvania Uniform Gift to Minors Act, 16,000 shares held in the name of Bellarmino-Giampetro Profit Sharing Fund and 23,600 shares held in the name of Bellarmino-Giampetro Pension Voluntary Contribution Plan.

     (7) Includes 37,098 shares held by Mr. Hofing's spouse, 10,371 shares held in the Hofing Family Limited Partnership and 3,200 shares issuable upon exercise of options held by Mr. Hofing under the 1994 Plan.

     (8) Includes 6,400 shares issuable upon exercise of options held by Mr. Kelly under the 1994 Plan.

     (9) Includes 1,600 shares issuable upon exercise of options held by Mr. Lugossy under the 1994 Plan and 9,403 shares held jointly with Mr. Lugossy's wife.

     (10) Includes 6,048 shares held in the R.W. Matlack Family Trust where Mr. Matlack is a co-trustee.

     (11) Includes 800 shares held by Mr. McDaniel, Jr's spouse (as to which Mr. McDaniel, Jr. disclaims beneficial ownership).

     (12) Includes 20,000 shares issuable upon exercise of options held by Mr. Ryan under the 1988 Plan (See Executive Officers' Compensation), and 50 shares held by Mr. Ryan as custodian for Brendan Ryan.

     (13) Includes 4,000 shares held jointly with Mr. Tylus's wife.

     (14) Includes 85,034 shares issuable upon exercise of options held by such persons as a group under the 1988 Plan, 1994 Plan, and the Yardville National Bancorp 1997 Stock Option Plan (the "1997 Plan").

                       EXECUTIVE OFFICERS' COMPENSATION
                          Summary Compensation Table

     The following table sets forth compensation paid or allocated with respect to the years ended December 31, 1997, 1996 and 1995 for services rendered in all capacities to the Company and the Bank by the President and Chief Executive Officer of the Company and the Chairman of the Board of Directors, the only two executive officers whose aggregate salary and bonus exceeded $100,000 in any of such years:




                                                                        Long Term
                                                                      Compensation
                                             Annual Compensation         Awards
                                           -----------------------   --------------
                                                           Bonus      Options/SARs         All Other
Name and Principal Position        Year     Salary($)      ($)(1)           #          Compensation($)(2)
-------------------------------   ------   -----------   ---------   --------------   -------------------
Patrick M. Ryan,                  1997       200,000      100,120           0                11,901
 President and CEO of Company     1996       150,000       80,520           0                 6,188
                                  1995       150,000       68,060           0                 2,250

Jay G. Destribats,                1997       160,000         0              0                12,861
 Chairman of the Company          1996       120,000         0              0                 5,465
                                  1995        90,000         0              0                 1,246

(1) Paid in the fiscal year following the fiscal year for which they are reported.

(2) Represents the Company's 1997 and 1996 contribution under its 401(k) plan in the amount of $9,115 and $4,500 for Mr. Ryan's benefit and $9,231 and $3,185 for Mr. Destribats' benefit, respectively. Other compensation also includes $2,785 and $1,688 for Mr. Ryan and $3,630 and $2,280 for Mr. Destribats representing the Company's 1997 and 1996 annual premiums for an executive group term replacement life insurance plan. 1995's compensation represents the Company's contribution under its 401(k) plan for the benefit of Messrs. Ryan and Destribats.


                      Options Granted in Last Fiscal Year

     There were no stock options granted to Mr. Ryan or Mr. Destribats in 1997.

        Option Exercises in Last Fiscal Year and Year-End Option Values


     The following table sets forth the aggregate stock options exercised by the Chief Executive Officer and the Chairman of the Board for the fiscal year ended December 31, 1997:

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTIONS/SAR VALUES

                                                             Number of
                                                             Securities
                                                             Underlying         Value of
                                                            Unexercised       Unexercised
                                                            Options/SARs      In-the-Money
                                                                 at            Options at
                                                             FY-End (#)        FY-End ($)
                                                           --------------    --------------
                       Shares Acquired         Value       Exercisable(E)/   Exercisable(E)/
Name                   on Exercise (#)     Realized ($)   Unexercisable(U)  Unexercisable(U)
-------------------   -----------------   --------------  -----------------   --------------
                                                              E       U        E         U
Patrick M. Ryan            22,856            131,459       37,144     0      449,658     0

Jay G. Destribats          10,000             74,380       10,000     0      132,500     0

------------
(1) Stock options reflect the two-for-one stock split effected in the form of a stock dividend declared December 23, 1997.

Employment Contracts and Termination of Employment and Change in Control Arrangements

     The Company employs Patrick M. Ryan as President and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company under an employment contract that became effective January 31, 1997. Mr. Ryan is employed for a period of 24 months commencing January 31, 1997, and the contract automatically renews for like periods subject to approval, for continuation, by the Board of Directors of the Company, at the conclusion of each contract period. The employment contract provides for an annual base salary of $200,000 which salary will be reviewed by the Board of Directors or a duly appointed committee thereof at least annually, and any adjustments in the amount of salary on said review shall be fixed by the Board of Directors. Mr. Ryan's annual base salary for the twelve month period commencing January 31, 1998 is $200,000. Mr. Ryan is also entitled to participate or receive benefits under any retirement plan, salary continuation plan, pension plan, profit sharing plan, stock plan, group term replacement plan, health and accident plan, medical coverage or any other employee benefit plan or prerequisite arrangement currently available or which may be adopted by the Bank or the Company for its senior executives and key management employees, subject to and on a basis consistent with the terms and conditions and overall administration of such plans and arrangements, and is eligible for the use of a Company automobile.


     The employment contract may be terminated with or without cause (as defined in the employment contract). In the event the employment contract is terminated by the Company, other than for death, disability or cause, within three years after a Change in Control (as defined below), or by Mr. Ryan, other than for death, disability or cause, within six months after a Change in Control, Mr. Ryan will be entitled to receive an amount equal to three times his annual salary at the time of such termination in a lump-sum promptly after the occurrence of such termination or voluntary resignation. If the Company terminates the employment contract other than for death, disability or cause, and in the absence of a Change in Control, Mr. Ryan will be entitled to payment of the remaining term of his employment contract, at the annual salary currently being paid with payment to be made in a lump-sum payment upon termination. In addition, Mr. Ryan will receive a cash performance bonus equal to 2% of the profits of the Company, after taxes and prior to shareholder dividend payments, if earnings, in the fiscal year, exceed $3,999,999.99.


     The Bank has entered into a Salary Continuation Plan for the benefit of Patrick M. Ryan, dated October 28, 1994, whereby the Bank has agreed to make monthly payments to Mr. Ryan or his designated beneficiary upon the termination of his employment in certain circumstances and subject to certain conditions, as described below, based upon the amount of his annual salary at the time of termination (the "Final Annual Salary").

     If Mr. Ryan continues to be an employee of the Bank until his normal retirement date upon the attainment of age 65, which date is June 21, 2009, Mr. Ryan may thereafter retire and he or his designated beneficiary will be entitled to receive a monthly payment equal to (i) 50% of his Final Annual Salary divided by (ii) 12 (the "Monthly Retirement Payment"), payable for a period of 180 months or for his life, if longer.


     If Mr. Ryan becomes totally disabled, as determined by the Bank, while he is an employee of the Bank, and his employment terminates, the Bank will continue to pay Mr. Ryan for six months. Thereafter, if Mr. Ryan remains disabled, the Bank will continue to pay Mr. Ryan's final salary in equal monthly installments until Mr. Ryan attains age sixty-five (65). Any amount paid by the Bank pursuant to the preceding sentence will be reduced on a dollar-for-dollar basis by any payment received by Mr. Ryan under the Bank's long term disability insurance policies. Upon attaining his normal retirement date, the Bank will pay Mr. Ryan an amount equal to the retirement benefit that would have been paid under the terms of this plan had he continued his employment until his retirement at his then current salary.


     If Mr. Ryan terminates his employment with the Bank or if the Bank terminates Mr. Ryan's employment for any reason other than disability prior to June 21, 2009, the Bank will make 180 monthly payments to Mr. Ryan commencing June 21, 2009. Each payment will be in an amount equal to one-twelfth of the product obtained by multiplying (a) 50% of the Final Annual Salary by (b) a fraction, the numerator of which is the number of full years between the date of the Salary Continuation Plan and the date of termination of Mr. Ryan's employment and the denominator of which is the number of full years between the date of the Salary Continuation Plan and June 21, 2009. The foregoing will not apply, however, if the Bank terminates Mr. Ryan's employment because he has committed an act which exposes the Bank to economic harm or damages the reputation or good will of the Bank.


     In the event of a Change of Control of the Bank, (as defined below), and if Mr. Ryan either resigns from his position with the Bank or if his employment is terminated for any reason, which termination shall be deemed to have occurred if Mr. Ryan's responsibilities are diminished or assumed by another individual, then Mr. Ryan or his designated beneficiary will be entitled to receive the Monthly Retirement Payment as described above without reduction on account of termination prior to June 21, 2009.


     If Mr. Ryan dies before June 21, 2009, commencing with the first month following his death and continuing for 180 months thereafter, the Bank shall pay Mr. Ryan's named beneficiary a monthly amount equal to the amount that the Bank would have paid Mr. Ryan had he lived to his normal retirement date, as specified in the Salary Continuation Plan.


     The Company employs Jay G. Destribats as Chairman of the Board of Directors of the Bank reporting to the Board of Directors of the Bank and as Chairman of the Board of Directors of the Company under an employment contract that became effective January 31, 1997. Mr. Destribats is employed for a period of 24 months commencing January 31, 1997 and the contract automatically renews for like periods subject to approval, for continuation, by the Board of Directors of the Company, at the conclusion of each contract period. The employment contract provides for an annual base salary of $160,000 which salary will be reviewed by the Board of Directors or a duly appointed committee thereof at least annually, and any adjustments in the amount of salary on said review shall be fixed by the Board of Directors. Mr. Destribats annual base salary for the twelve month period commencing January 31, 1998 is $160,000. The Bank has also entered into a Salary Continuation Plan for the benefit of Mr. Destribats on terms comparable to the plan for Mr. Ryan discussed previously but with a normal retirement date at age 70 on March 27, 2005.


     Mr. Destribats is also entitled to participate or receive benefits under any retirement plan, salary continuation plan, pension plan, profit sharing plan, stock plan, group term replacement plan, health and accident plan, medical coverage or any other employee benefit plan or prerequisite arrangement currently available or which may be adopted by the Bank or the Company for its senior executives and key management employees, subject to and on a basis consistent with the terms and conditions and overall administration of such plans and arrangements, and is eligible for the use of a Company automobile. The employment contract may be terminated with or without cause (as defined in the employment contract). In the event the employment contract is terminated by the Company, other than for death, disability or cause, within three (3) years after a Change in Control (as defined below), or by Mr. Destribats, other than for death, disability or cause, within six months after a Change in Control, Mr. Destribats will be entitled to receive an amount equal to three times his annual salary at the time of such termination in a lump-sum promptly after the occurrence of such termination or voluntary resignation. If the Company terminates the employment contract other than for death, disability or cause, and in the absence of a Change in Control, Mr. Destribats will be entitled to payment of the remaining term of his employment contract, at the annual salary currently being paid with payment to be made in a lump-sum payment upon termination.

     For purposes of Mr. Ryan's and Mr. Destribats' employment contracts, the term "Change of Control" means:

     (i) the acquisition by any person or group acting in concert of the beneficial ownership of 40% or more of any class of equity security of the Company, or

     (ii) the approval by the Board of Directors of the Company of the sale of all or substantially all of the assets of the Bank or the Company, or

     (iii) the approval by the Board of Directors of the Company of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.


Director Compensation Arrangements

     For 1997, Non-employee directors of the Company (which includes all directors other than Mr. Destribats and Mr. Ryan) were paid $100 for each Company Board meeting attended which is not held on the same day as a Bank Board meeting is held. Non-employee directors were paid a fee of $600 per Bank Board meeting. Non-employee directors were also paid $200 for attending each committee meeting of the Board of Directors of the Company or the Bank ($250 in the case of the chairman of such meeting). When committee meetings are held on the same day, only one fee is paid to each such director who attends such meetings. In addition, the Company in 1997 paid premiums in the amount of $3,786 for health insurance for Ms. Buklad. The aggregate compensation paid to non-employee directors in 1997 was $90,570. In 1997 Non-employee directors were paid an annual retainer fee of $5,000 in addition to normal Board and committee fees. Directors fees and retainers for the Company and the Bank are not paid to directors who are also full time officers of the Bank or the Company.

     For 1998 Non-employee directors of the Company will continue to be paid $600 per Bank Board meeting. Non-employee directors will also be paid $200 for attending each committee meeting of the Board of Directors of the Company or the Bank and the chairman of each such committee will be paid $250. During 1998 all Non-employee directors will be paid an annual retainer of $5,000, to be paid in quarterly increments at the end of each calendar quarter.


     Pursuant to a Deferred Compensation Plan that became effective on January 1, 1995, non-employee directors are allowed to defer all or a portion of their annual fees and retainers. During 1997 the Company matched each director's deferral at a rate of $.50 per dollar deferred. The annual cost to the Company for 1997 was $57,180. If a participant ceases to be a director for any reason, such participant will at that time be entitled to receive from the Company the aggregate amount of his or her deferred fees and retainers and the Company's matching contributions, plus earnings on such amount at an annual rate which may vary from year to year. The rate is based upon the prime rate and is adjusted annually. The total amount to which any participating director will be entitled will depend upon several factors, including the number of years of participation and the amount of fees and retainers earned and deferred.


     In 1994, the Company's Board of Directors adopted the Yardville National Bancorp 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan is administered by a committee (the "1994 Plan Committee") of not less than two employee directors of the Company. Presently, Mr. Destribats and Mr. Ryan constitute the 1994 Plan Committee. Under the 1994 Plan, the 1994 Plan Committee may grant options to purchase up to 144,000 shares of Common Stock in the aggregate to non- employee directors of the Company. The purchase price per share under each option shall be determined by the 1994 Plan Committee but may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The 1994 Plan provides for adjustment of the number of shares subject to the 1994 Plan and the number of shares that may be purchased and the purchase price under each outstanding option in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations and similar events. The 1994 Plan Committee has discretion to establish the term and vesting schedule for each option, although the term may not exceed ten years, and the 1994 Plan provides that options generally will vest during a period of up to five years after the date of grant.

     On March 26, 1997 the plan committee granted Sidney L. Hofing and Louis R. Matlack an option to purchase up to 6,400 shares of common stock at a purchase price of $10.75 per share. The option was exercisable in full immediately upon grant. On April 23, 1997 the plan committee granted James J. Kelly an option to purchase up to 6,400 shares of common stock at a purchase price of $10.313 per share. The option was exercisable in full immediately upon grant.

     As of January 26, 1998 there were 64,000 options available for grant under the 1994 plan.

                               PERFORMANCE GRAPH

     The following graph shows the percentage change in the cumulative total return performance (assuming reinvestment of dividends) to holders of the Company's Common Stock with that of the Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the peer group index of NASDAQ Bank Stocks, both of which are published indexes. This comparison includes the period beginning June 9, 1995 through December 31, 1997. The Company's shares of Common Stock are traded on the NASDAQ National Market System under the symbol "YANB". The comparison of the cumulative return for each investment assumes that $100 was invested in the Company's Common Stock and in each index on June 9, 1995, the date on which the Company's common stock began trading on the NASDAQ National Market System.

                           Yardville National Bancorp

                            Total Return Performance

300 |-------------------------------------------------------------------------|
    |                                                                      @  |
    |                                                                      *  |
    |                                                                         |
    |                                                                         |
250 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                           @             |
200 |-------------------------------------------------------------------------|
    |                                                           *             |
    |                                                                      #  |
    |                                                @          #             |
    |                                                                         |
150 |-------------------------------------------------------------------------|
    |                                               *#                        |
    |                        @           #@                                   |
    |                       *#           *                                    |
    |         *#@                                                             |
100 |*#@----------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
    |                                                                         |
    |                                                                         |
 50 |-------------------------------------------------------------------------|
   6/9/95    6/30/95     12/31/95     6/30/96    12/31/96    6/30/97    12/31/97

                                                          Period Ending
                               -------------------------------------------------------------------
Index                          6/9/95    6/30/95  12/31/95   6/30/96  12/31/96  6/30/97   12/31/97
--------------------------------------------------------------------------------------------------
Yardville National Bancorp *   100.00    107.14    113.86    116.34    144.85    195.45    267.38
NASDAQ - Total US          #   100.00    105.70    119.88    135.71    147.44    165.01    180.93
NASDAQ Bank Index          @   100.00    103.28    127.25    134.43    168.00    210.14    283.82

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT


     The following report was prepared by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"), consisting of two internal directors and three independent outside directors. The Committee is responsible for establishing and overseeing policies governing long-term compensation programs for executive level officers of the Company, to attract, motivate and retain key executives responsible for the success of the Company as a whole. The actions of the Committee are presented to the Board of Directors for ratification. When the Committee's actions relate to officers who are Directors, the Board (exclusive of the Officer-Directors) reviews the recommendations of the Committee and approves final compensation arrangements.


     The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork.


     Within this overall philosophy, the Committee's specific objectives are to:

     Offer a total compensation program that takes into account the compensation practices and financial performance for comparable positions in other financial institutions.

     Promote achievement of year-to-year financial and business objectives for the Company and the Bank.

     Motivate key executives to fulfill their responsibilities in meeting their corporate business objectives.

     Reward executives for long-term strategic management and the enhancement of shareholder value through ownership of the Company.

     There are three major components of the Company's executive officer compensation:

         1) Base Annual Salary

         2) Annual Incentive Awards (Cash Bonuses and Supplemental Salary Compensation)

         3) Long Term Incentive Awards (Stock Options)

     The Committee determines compensation by evaluating the responsibilities of the position held and the experience of the individual and considers compensation practices and financial performance for comparable positions within the Company's peer group of financial institutions of comparable size and structure.

     Generally, annual salary adjustments, cash bonuses and supplemental salary compensation are determined by evaluating the performance of the Company and each executive officer. The Committee considers financial and non-financial performance such as market share, operational productivity, loan servicing, innovation and enhancement of employee development and customer satisfaction, however, it does not apply any specific formula or assign any specific weights to these factors in making compensation decisions.

     In reviewing and establishing the Chairman of the Board's and Chief Executive Officer's (CEO) annual salary, the Committee places significant emphasis on the Company's financial performance and takes into account annual salaries of peer banks and banks geographically approximate to the Company's market area. The CEO's annual cash bonus is determined pursuant to the formula described below.

     In 1997 the Committee established Mr. Destribats annual salary at $160,000 as a result of his superior business development and public relations skills. Mr. Destribats is instrumental in providing direction regarding facilities management and branch planning for the Company. As Chairman of the Board, Mr. Destribats also provides leadership in governing the actions of the Board of Directors in developing policies and providing strategic direction for the Company and its management. Based upon the factors described above, Mr. Destribats annual salary for the twelve month period commencing January 31, 1998 will remain at $160,000.

     In January 1997 Mr. Ryan's annual salary was set at $200,000 with the potential to receive a cash bonus equal to 2% of fiscal year-end profits of the Company after taxes and prior to shareholder dividend payments, if earnings exceed $3,999,999. Mr. Ryan's annual salary in 1997 was determined as a result of several factors. Net income in 1996 increased 18.3% over 1995, continuing four years of sustained earnings growth. The benefits of the Company's NASDAQ NMS listing were reflected in 1996 with improved stock liquidity. The performance and financial stability of the Company is reflected in the stock's strength in 1996. Under Mr. Ryan's direction and leadership in 1996, the Company continued its retail expansion with the opening of two new branch offices and the Company completed a major technology upgrade that included the purchase and installation of computer systems (hardware and software) which will enable the Company to expand its product line and continue to provide quality customer service well into the future. The Company recorded further increases in net income, loans, and deposits in 1997. Net income increased 24.3% in 1997 over 1996's record results. Based upon the Company's financial performance during fiscal year 1997 Mr. Ryan's annual base salary for the twelve month period commencing January 31, 1998 will remain at $200,000.

                 ORGANIZATION & COMPENSATION COMMITTEE MEMBERS

                           F. KEVIN TYLUS (CHAIRMAN)
                               JAY G. DESTRIBATS
                                PATRICK M. RYAN
                            ELBERT G. BASOLIS, JR.
                            WELDON J. McDANIEL, JR.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization and Compensation Committee of the Company's Board of Directors is responsible for recommending annual compensation and long-term compensation plans for executive officers of the Company. Recommendations are then evaluated and ratified by the full Board of Directors. Annual compensation and long-term compensation plans for Messrs. Destribats and Ryan are determined by the non-employee directors of the Committee.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("ten-percent holders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors, and ten-percent holders were satisfied.

            CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Mr. Destribats, the Chairman of the Board of the Company and member of the Organization and Compensation Committee, is a partner in the law firm of Destribats, Campbell, DeSantis, Magee and O'Donnell. The firm performed general legal services for the Bank during 1997 and continues to perform such services in 1998. In 1997, Destribats, Campbell, DeSantis, Magee and O'Donnell were paid $37,054 by the Bank for its services.

     Certain directors and officers of the Company and their associates are or have been in the past customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. The aggregate extension of credit to directors, officers, and their associates as a group was approximately $6.4 million as of December 31, 1997. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of the Company and the Bank, did not involve more than normal risks of collectibility or present other unfavorable features.

     The Bank has had, and expects in the future to have, banking transactions in the ordinary course of business with many of its directors, executive officers and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG Peat Marwick, LLP independent public accountants, has audited the books and records of the Bank since 1979. The Board expects to retain KPMG Peat Marwick, LLP as the Company's independent public accountants for the 1998 fiscal year.

     KPMG Peat Marwick, LLP has advised the Company that one or more of its representatives will be present at the Annual meeting to make a statement if they so desire and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     A shareholder who wishes to nominate any individual as a director or have the Shareholders take any action at the Annual Meeting of Shareholders in 1999 shall notify the secretary of the Corporation at 3111 Quakerbridge Road, Trenton, New Jersey 08619 by registered mail, return receipt requested, by February 27, 1999. Any such notice by a shareholder shall specify (I) the name of the shareholder who will make the nomination or proposal or on whose behalf the proposal or nomination will be made, (II) the names of all other shareholders who are acting directly or indirectly with the proposing shareholder or have an understanding directly or indirectly with the proposing shareholder, (III) the number of shares which the shareholder reasonably anticipates may be voted in favor of the proposal, and (IV) the name, address and business background of any nominee and/or the full text of any proposal. In order for a shareholder proposal to be included in the Company's Proxy Statement for the Annual Meeting of Shareholders in 1999, in addition to meeting all of the requirements set forth above, the Company must receive the proposal by December 1, 1998.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendations of the Board of Directors.

     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

                                         BY ORDER OF THE BOARD OF DIRECTORS




                                         STEPHEN F. CARMAN, Secretary

April 1, 1998
Trenton, New Jersey

                          YARDVILLE NATIONAL BANCORP
                 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TUESDAY, APRIL 28, 1998
                 Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gilbert W. Lugossy and Weldon J. McDaniel, Jr. and each of them, as Proxy, each with full power of substitution, to vote all of the shares of YARDVILLE NATIONAL BANCORP standing in the undersigned's name at the Annual meeting of Shareholders of Yardville National Bancorp, to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday, April 28, 1998 at 10:00 A.M., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

     This proxy will be voted as specified below. If no choice is specified, the proxy will be voted FOR the election of the four nominees for director shown below.

     The Board of Directors recommends a vote FOR the Board of Directors' nominees.

1. ELECTION OF FOUR DIRECTORS.
 / / FOR the nominees listed below     / / WITHHOLD AUTHORITY to
     (except as marked to the              vote for all nominees listed below.
     contrary below)
 FOR TERMS EXPIRING IN 2001: ELBERT G. BASOLIS, JR., ANTHONY M. GIAMPETRO,
                             PATRICK M. RYAN and F. KEVIN TYLUS

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write that nominee's name on the following line.

--------------------------------------------------------------------------------
                   (Continued and to be signed on other side)

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Date:      , 1998

                                           ------------------------------------
                                                       SIGNATURE


                                           ------------------------------------
                                                       SIGNATURE

                                           Please sign exactly as name appears.
                                           When shares are held by joint
                                           tenants, both should sign. When
                                           signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give your title as such. If a
                                           corporation, please sign in full
                                           corporate name by President or other
                                           authorized officer. If a partnership,
                                           please sign in partnership name by
                                           authorized person. PLEASE DATE, SIGN
                                           AND RETURN THIS PROXY IN THE ENCLOSED
                                           ENVELOPE.